CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Volumetric Fund, Inc. relating the financial statements and financial highlights of Volumetric Fund, Inc. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

April 19, 2024